VOTING AGREEMENT

                This Voting Agreement ("Agreement") entered into as of this ___ day of November, 2004 by and among Laird Q. Cagan, an individual with an address at _____________________________ ("Cagan"), Eric McAfee, an individual with an address at _____________________________ ("McAfee"), International Capital Advisory Inc., a _________________ corporation ("ICA"), Tobin Family Trust, a ____________ trust u/a/d _________________ ("Trust"), and Cagan McAfee Capital Partners, LLC, a _________________ limited liability company ("CMCP", Cagan, McAfee, ICA, and Trust are each individually referred to as a "Shareholder" and collectively as the "Shareholders") and Technology Acquisition Corporation, a Nevada corporation (the "Corporation").

                Whereas, each Shareholder owns the number of shares representing a corresponding percentage of issued and outstanding shares of voting common stock of the Corporation, as set forth opposite his or its respective signature;

                Whereas, the Corporation has entered into that certain Merger Agreement and Plan of Exchange with Technology Acquisition Subsidiary, Inc. ("AS"), the Shareholders and Minrad Inc. (the "Merger Agreement") whereby AS will merge (the "Merger") with and into Minrad Inc., with Minrad Inc. being the survivor and becoming a wholly owned subsidiary of the Corporation;

                Whereas, the Corporation and the Shareholders believe it is in the best interest of the Corporation to reincorporate the Corporation in the State of Delaware following the Merger; and

                Whereas the Shareholders believe it to be in their best interests and the best interests of the Corporation that the Shareholder's shares of capital stock of the Corporation now owned or hereafter acquired (the "Shares") be voted in accordance with the terms and conditions set forth herein.

                Now, Therefore, in consideration of the foregoing, and of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

                1.     Voting. The Shareholders hereby agree to pool the voting of their Shares, and to vote or consent with respect to all of their Shares as a block or unit in all votes in favor of any proposal made or approved by the Board of Directors of the Corporation after the Merger to reincorporate the Corporation in the State of Delaware (the "Reincorporation"), in person or by proxy, at one or more meetings of the Shareholders of the Corporation, whether at a meeting of the Shareholders of the Corporation or otherwise, wherein the vote or written consent of the Shareholders of the Corporation shall be required or authorized by law or the Corporation's Board of Directors.

                2.     Proxy. In order to facilitate any vote or consent provided for in Section 1, the Shareholders hereby grant to the President of the Corporation, or to such other person as may be designated by the Board of Directors of the Corporation, an irrevocable proxy to vote the Shares as provided in Section 1.

                3.     Provisions to Survive Death or Incapacity of any Shareholder. In the event of the death, incapacity or incompetency of any Shareholder, the provisions of this Agreement will be binding on the estate, committee or personal representative of such Shareholder and such estate, committee or personal representative shall act on behalf of such Shareholder in accordance with the provisions of this Agreement.

                4.     Transfer of Shares. Upon a transfer of Shares to a person who is not a Shareholder as of the date hereof, the Shares shall remain subject to, and shall be voted in accordance with, the terms of this Agreement. No Shares may be transferred unless the transferee agrees to execute this Agreement or a substantially similar agreement.

                5.     Termination of Shareholder Status. A Shareholder shall no longer be treated as a Shareholder hereunder when the Shareholder ceases to own any Shares.

                6.     Endorsement of Share Certificates. Certificates for Shares of the Corporation subject to this Agreement shall be endorsed as follows:

                "Any assignment, transfer, pledge, or other disposition of the shares represented by this certificate, and any subsequent disposition thereof, is restricted by, and subject to, the terms of a Voting Agreement dated as of the ____ day of ___________, 2004, copies of which are on file with the Secretary of the Corporation."

                7.     Termination. This Agreement shall terminate upon the happening of the earliest of any of the following events:

                        (a)     The written agreement of all of the Shareholders and the Corporation;

                       (b)     The expiration of the term of this Agreement or any renewal thereof and the failure of some or all of the remaining Shareholders to have agreed to renew this Agreement; or

                8.     Term. This Agreement shall become effective upon the date hereof and continue in effect for a period of two (2) years from the date hereof.

                9.     Renewal. This Agreement may be renewed for successive one (1) year periods or such other term as may be permitted by law, provided that the Shareholders desiring to extend and renew this Agreement give their written consent to such renewal prior to the expiration of this Agreement.

                10.     Amendment. This Agreement may be amended only by the written agreement of all of the parties hereto.

                11.   Benefit. This Agreement shall be for the benefit of the parties hereto and shall be binding on the parties hereto, their heirs, legal representatives, successors, assigns and transferees.

                12.     Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware.

                13.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supercedes all prior oral and written understandings and agreements relating to the subject matter hereof.

[The next page is the signature page.]

                In Witness Whereof, the Shareholders have executed this Agreement as of the date and year first written above.

TECHNOLOGY ACQUISITION CORPORATION

By:
Name: John Kinney
Its: President

Number of Shares/Percentage Interest	Shareholders

844,375/16.7%
Laird Q. Cagan

844,375/16.7%
Eric McAfee

700,000/13.9%	INTERNATIONAL CAPITAL ADVISORY INC.

By:
Name:
Its:

845,000/16.7%	TOBIN FAMILY TRUST

By:
Name:
Its: Trustee

250,000/4.9%	CAGAN MCAFEE CAPITAL PARTNERS, LLC

By:
Name:
Its:

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